Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated March 24, 2020

Relating to Preliminary Prospectus Supplement dated March 24, 2020

Registration Statement No. 333-226983

Final Term Sheet

Dated March 24, 2020

Issuer:	Lowe’s Companies, Inc. (the “Company”)

Trade Date:	March 24, 2020

Settlement Date (T+2):	March 26, 2020

Ratings* (Moody’s/S&P):	Baa1 / BBB+

4.000% Notes due 2025

Aggregate Principal Amount Offered:	$750,000,000

Maturity Date:	April 15, 2025

Coupon (Interest Rate):	4.000 % per annum

Interest Payment Dates:	April 15 and October 15 of each year, beginning October 15, 2020

Benchmark Treasury:	UST 1.125% due February 28, 2025

Benchmark Treasury Price / Yield:	103-01 1⁄4 / 0.500%

Spread to Benchmark Treasury:	3.55% (355 basis points)

Yield to Maturity:	4.050%

Public Offering Price:	99.771% of principal amount, plus accrued interest from the expected settlement date

Net Proceeds (before expenses):	$745,657,500

Make-Whole Call:	Prior to the date that is one month prior to the maturity date at T + 50 basis points

Par Call:	On or after one month prior to the maturity date

CUSIP / ISIN:	548661DT1 / US548661DT10

4.500% Notes due 2030

Aggregate Principal Amount Offered:	$1,250,000,000

Maturity Date:	April 15, 2030

Coupon (Interest Rate):	4.500% per annum

Interest Payment Dates:	April 15 and October 15 of each year, beginning October 15, 2020

Benchmark Treasury:	UST 1.500% due February 15, 2030

Benchmark Treasury Price / Yield:	106-17+ / 0.810%

Spread to Benchmark Treasury:	3.75% (375 basis points)

Yield to Maturity:	4.560%

Public Offering Price:	99.518% of principal amount, plus accrued interest from the expected settlement date

Net Proceeds (before expenses):	$1,238,350,000

Make-Whole Call:	Prior to the date that is three months prior to the maturity date at T + 50 basis points

Par Call:	On or after three months prior to the maturity date

CUSIP / ISIN:	548661DU8 / US548661DU82

5.000% Notes due 2040

Aggregate Principal Amount Offered:	$750,000,000

Maturity Date:	April 15, 2040

Coupon (Interest Rate):	5.000% per annum

Interest Payment Dates:	April 15 and October 15 of each year, beginning October 15, 2020

Benchmark Treasury:	UST 2.375% due November 15, 2049

Benchmark Treasury Price / Yield:	122-18 / 1.437%

Spread to Benchmark Treasury:	3.60% (360 basis points)

Yield to Maturity:	5.037%

Public Offering Price:	99.533% of principal amount, plus accrued interest from the expected settlement date

Net Proceeds (before expenses):	$739,935,000

Make-Whole Call:	Prior to the date that is six months prior to the maturity date at T + 50 basis points

Par Call:	On or after six months prior to the maturity date

CUSIP / ISIN:	548661DV6 / US548661DV65

5.125% Notes due 2050

Aggregate Principal Amount Offered:	$1,250,000,000

Maturity Date:	April 15, 2050

Coupon (Interest Rate):	5.125% per annum

Interest Payment Dates:	April 15 and October 15 of each year, beginning October 15, 2020

Benchmark Treasury:	UST 2.375% due November 15, 2049

Benchmark Treasury Price / Yield:	122-18 / 1.437%

Spread to Benchmark Treasury:	3.70% (370 basis points)

Yield to Maturity:	5.137%

Public Offering Price:	99.814% of principal amount, plus accrued interest from the expected settlement date

Net Proceeds (before expenses):	$1,236,737,500

Make-Whole Call:	Prior to the date that is six months prior to the maturity date at T + 50 basis points

Par Call:	On or after six months prior to the maturity date

CUSIP / ISIN:	548661DW4 / US548661DW49

Joint Book Running Managers:	BofA Securities, Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
RBC Capital Markets, LLC

Senior Co-Managers:	Barclays Capital Inc.
Goldman Sachs & Co. LLC
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
Mizuho Securities USA LLC

Co-Managers:	MUFG Securities Americas Inc.
SunTrust Robinson Humphrey, Inc.
BMO Capital Markets Corp.
Loop Capital Markets LLC
Mischler Financial Group, Inc.

*Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at (800) 294-1322, Citigroup Global Markets Inc. toll-free at (800) 831-9146, J.P. Morgan Securities LLC collect at (212) 834-4533 or RBC Capital Markets, LLC toll-free at (866) 375-6829.